Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
January 23, 2020

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2019 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
SANTA CLARA, Calif. — January 23, 2020 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2019.
Consolidated net income available to common stockholders for the fourth quarter of 2019 was $262.9 million, or $5.06 per diluted common share, compared to $267.3 million, or $5.15 per diluted common share, for the third quarter of 2019 and $266.3 million, or $4.96 per diluted common share, for the fourth quarter of 2018. Consolidated net income available to common stockholders for the year ended December 31, 2019 was $1.1 billion, or $21.73 per diluted common share, compared to $973.8 million, or $18.11 per diluted common share, for the comparable 2018 period. The fourth quarter, and full year, 2019 results included net income attributable to SVB Leerink of $1.3 million and $9.5 million, respectively, or $0.02 and $0.18 per diluted common share, respectively.
"The continued strength of our markets and robust liquidity available to our high-growth clients contributed to another quarter of outstanding growth, profitability and high credit quality -- consistent with our performance throughout the year," said Greg Becker, President and CEO of SVB Financial Group. "Our strong results reinforce our view of the current and tremendous future potential of innovation to drive growth in the global economy. With this in mind, we believe SVB’s unmatched expertise in serving innovation companies and investors, our ongoing investments in products and people to support our clients globally and our consistent ability to execute will drive our continued growth and profitability over the long-term."
Highlights of our fourth quarter 2019 results (compared to third quarter 2019, unless otherwise noted) included:

•	Average loan balances of $32.0 billion, an increase of $2.2 billion (or 7.3 percent).

•	Period-end loan balances of $33.2 billion, an increase of $2.1 billion (or 6.8 percent).

•	Average fixed income investment securities of $26.7 billion, an increase of $1.5 billion (or 6.1 percent).

•	Period-end fixed income investment securities of $27.9 billion, an increase of $0.6 billion (or 2.1 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $6.8 billion (or 4.5 percent) to $156.8 billion.

•	Period-end total client funds increased $4.9 billion (or 3.2 percent) to $161.0 billion.

•	Net interest income (fully taxable equivalent basis) of $536.8 million, an increase of $13.2 million (or 2.5 percent).

•	Provision for credit losses of $17.4 million, compared to $36.5 million.

•	Net loan charge-offs of $14.4 million, or 18 basis points of average total gross loans (annualized), compared to $32.9 million, or 44 basis points.

•
Net gains on investment securities of $28.1 million, compared to $29.8 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $16.3 million, compared to $15.2 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Net gains on equity warrant assets of $30.9 million, compared to $37.6 million.

•
Noninterest income of $313.3 million, an increase of $19.3 million (or 6.6 percent). Non-GAAP core fee income increased $5.9 million (or 3.6 percent) to $168.1 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $460.8 million, an increase of $69.5 million (or 17.7 percent).

•	Effective tax rate of 26.4 percent compared to 28.2 percent.

•
GAAP operating efficiency ratio of 54.40 percent, an increase of 636 basis points. Non-GAAP core operating efficiency ratio of 53.78 percent, an increase of 573 basis points. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Issuance of $350.0 million in depositary shares representing an ownership interest in shares of Series A Preferred Stock.

•
Early redemption of our $350.0 million 5.375% Senior Notes due September 15, 2020, resulting in an early extinguishment of debt pre-tax loss of $9.0 million included in other noninterest income, or $0.13 per diluted common share for the fourth quarter, and full-year, 2019.

Fourth Quarter and Full-Year 2019 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Year ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Income statement:
Diluted earnings per common share	$5.06	$5.15	$6.08	$5.44	$4.96	$21.73	$18.11
Net income available to common stockholders	262.9	267.3	318.0	288.7	266.3	1,136.9	973.8
Net interest income	533.7	520.6	529.4	512.9	514.5	2,096.6	1,894.0
Provision for credit losses	17.4	36.5	23.9	28.6	13.6	106.4	87.9
Noninterest income	313.3	294.0	333.8	280.4	186.7	1,221.5	745.0
Noninterest expense	460.8	391.3	383.5	365.7	307.6	1,601.3	1,188.2
Non-GAAP core fee income (1)	168.1	162.2	157.3	154.2	146.0	641.8	515.9
Non-GAAP core fee income, including investment banking revenue and commissions (1)	241.8	213.0	220.5	218.1	146.0	893.4	515.9
Non-GAAP noninterest income, net of noncontrolling interests (1)	301.3	279.4	315.0	277.1	177.9	1,172.9	707.0
Non-GAAP noninterest expense, net of noncontrolling interests (1)	460.6	391.2	383.4	365.3	307.4	1,600.4	1,187.7
Fully taxable equivalent:
Net interest income (1) (2)	$536.8	$523.6	$532.3	$515.8	$517.4	$2,108.6	$1,903.2
Net interest margin	3.26%	3.34%	3.68%	3.81%	3.69%	3.51%	3.57%
Balance sheet:
Average total assets	$69,139.0	$65,327.7	$60,700.5	$57,528.4	$57,592.3	$63,211.6	$55,229.1
Average loans, net of unearned income	32,008.9	29,822.4	29,406.6	28,388.1	27,477.0	29,916.2	25,630.5
Average available-for-sale securities	12,640.5	10,600.4	8,205.3	6,870.2	8,793.7	9,597.7	9,789.2
Average held-to-maturity securities	14,023.0	14,534.5	14,922.6	15,224.0	15,691.1	14,672.3	14,997.8
Average noninterest-bearing demand deposits	39,627.7	39,146.2	38,117.9	38,222.7	40,106.9	38,783.5	39,633.1
Average interest-bearing deposits	20,549.8	18,088.8	14,844.3	11,491.5	8,980.3	16,273.5	8,442.2
Average total deposits	60,177.5	57,235.0	52,962.2	49,714.2	49,087.2	55,057.0	48,075.3
Average short-term borrowings	18.8	22.0	189.0	353.4	1,580.0	144.5	643.9
Average long-term debt	651.7	697.1	696.8	696.6	696.3	685.4	695.9
Period-end total assets	71,004.9	68,231.2	63,773.7	60,160.3	56,928.0	71,004.9	56,928.0
Period-end loans, net of unearned income	33,164.6	31,064.0	29,209.6	28,850.4	28,338.3	33,164.6	28,338.3
Period-end available-for-sale securities	14,014.9	12,866.9	7,940.3	6,755.1	7,790.0	14,014.9	7,790.0
Period-end held-to-maturity securities	13,842.9	14,407.1	14,868.8	15,055.3	15,487.4	13,842.9	15,487.4
Period-end non-marketable and other equity securities	1,213.8	1,150.1	1,079.7	975.0	941.1	1,213.8	941.1
Period-end noninterest-bearing demand deposits	40,841.6	40,480.6	39,331.5	39,278.7	39,103.4	40,841.6	39,103.4
Period-end interest-bearing deposits	20,916.2	19,062.3	16,279.1	13,048.5	10,225.5	20,916.2	10,225.5
Period-end total deposits	61,757.8	59,542.9	55,610.5	52,327.2	49,328.9	61,757.8	49,328.9
Period-end short-term borrowings	17.4	18.9	24.3	14.5	631.4	17.4	631.4
Period-end long-term debt	348.0	697.2	697.0	696.7	696.5	348.0	696.5
Off-balance sheet:
Average client investment funds	$96,643.2	$92,824.9	$89,651.8	$87,414.3	$85,038.8	$91,633.5	$75,072.2
Period-end client investment funds	99,192.6	96,472.3	91,495.4	88,181.7	85,983.8	99,192.6	85,983.8
Total unfunded credit commitments	24,163.2	22,274.4	20,952.1	20,267.5	18,913.0	24,163.2	18,913.0

Earnings ratios:
Return on average assets (annualized) (3)	1.51%	1.62%	2.10%	2.04%	1.83%	1.80%	1.76%
Return on average SVBFG common stockholders’ equity (annualized) (4)	17.03	18.27	23.29	22.16	20.61	20.03	20.57
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	0.91%	0.97%	1.03%	1.03%	0.99%	0.91%	0.99%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.78	0.81	0.85	0.83	0.86	0.78	0.86
Gross loan charge-offs as a % of average total gross loans (annualized)	0.25	0.49	0.36	0.13	0.28	0.31	0.26
Net loan charge-offs as a % of average total gross loans (annualized)	0.18	0.44	0.23	0.11	0.20	0.24	0.22
Other ratios:
GAAP operating efficiency ratio (5)	54.40%	48.04%	44.43%	46.10%	43.87%	48.26%	45.02%
Non-GAAP core operating efficiency ratio (1)	53.78	48.05	45.49	44.71	45.42	48.06	48.06
Total cost of deposits (annualized) (6)	0.31	0.38	0.36	0.23	0.09	0.32	0.06
SVBFG CET 1 risk-based capital ratio	12.64	12.71	12.92	12.89	13.41	12.64	13.41
Bank CET 1 risk-based capital ratio	11.18	11.48	12.50	12.35	12.41	11.18	12.41
SVBFG total risk-based capital ratio	14.30	13.70	13.97	13.94	14.45	14.30	14.45
Bank total risk-based capital ratio	12.02	12.36	13.44	13.29	13.32	12.02	13.32
SVBFG tier 1 leverage ratio	9.06	8.64	8.82	9.10	9.06	9.06	9.06
Bank tier 1 leverage ratio	7.30	7.48	8.17	8.38	8.10	7.30	8.10
Period-end loans, net of unearned income, to deposits ratio	53.70	52.17	52.53	55.13	57.45	53.70	57.45
Average loans, net of unearned income, to average deposits ratio	53.19	52.11	55.52	57.10	55.98	54.34	53.31
Book value per common share (7)	$125.26	$114.26	$107.72	$102.11	$97.29	$125.26	$97.29
Other statistics:
Average full-time equivalent ("FTE") employees	3,522	3,413	3,287	3,228	2,873	3,362	2,685
Period-end full-time equivalent ("FTE") employees	3,564	3,460	3,314	3,250	2,900	3,564	2,900

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $3.2 million for the quarter ended December 31, 2019, $3.0 million for the quarter ended September 30, 2019, $2.9 million for the quarter ended June 30, 2019, $2.9 million for the quarter ended March 31, 2019 and $3.0 million for the quarter ended December 31, 2018. The taxable equivalent adjustments were $11.9 million and $9.2 million for the years ended December 31, 2019 and December 31, 2018, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") common stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.

(7)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $536.8 million for the fourth quarter of 2019, compared to $523.6 million for the third quarter of 2019. The $13.2 million increase from the third quarter of 2019 to the fourth quarter of 2019 was attributable primarily to the following:

•
An increase in interest income from loans of $2.5 million to $396.7 million for the fourth quarter of 2019. The increase was due primarily to a $24.0 million increase from $2.2 billion in average loan growth and $8.0 million in higher loan fees, partially offset by a $30.2 million decrease from lower gross loan yields. Overall loan yields decreased 32 basis points to 4.92 percent, driven primarily by a 39 basis point decrease in our gross loan yields driven primarily by a 30 basis point decrease due to the full quarter impact of the two 25 basis point decreases in the Federal Funds rate during the third and fourth quarters of 2019 as well as by lower LIBOR rates. The decrease in gross loan yields was offset partially by a seven basis point increase in loan fee yields reflective of an increase in prepayments, and

•
An increase in interest income from our fixed income investment securities of $9.5 million to $173.2 million for the fourth quarter of 2019. The increase was reflective primarily of higher average fixed income securities balances of $1.5 billion during the fourth quarter of 2019 due to deposit growth, offset partially by

•
A decrease of $6.9 million in interest income from short-term investment securities reflective primarily of the decreases in Federal Funds interest rates as well as a $0.6 billion decrease in average interest-earning cash balances, and

•
An $8.2 million decrease in interest expense reflective of a decrease of $13.3 million of interest paid on our interest-bearing deposits due to market rate decreases offset by an increase in interest paid as a result of growth in our average interest-bearing deposits of $2.5 billion.

Net interest margin, on a fully taxable equivalent basis, was 3.26 percent for the fourth quarter of 2019, compared to 3.34 percent for the third quarter of 2019. The decrease in our net interest margin by eight basis points was due primarily to a 10 basis point decrease attributable to the rate environment as well as a four basis point decrease from the continued compression on our loan yields due to pricing competition. These decreases were offset partially by a five basis point increase due to loan fees from an increase in prepayments.
For the fourth quarter of 2019, approximately 93 percent, or $29.8 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 66 percent are tied to prime-lending rates and 34 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents primarily investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $1.5 billion, or 6.1 percent, to $26.7 billion for the quarter ended December 31, 2019. Our total period-end fixed income investment securities portfolio increased $0.6 billion, or 2.1 percent, to $27.9 billion at December 31, 2019. The weighted-average duration of our fixed income investment securities portfolio was 3.9 years at December 31, 2019 and 3.4 years at September 30, 2019. Our period-end non-marketable and other equity securities portfolio increased $63.7 million to $1.2 billion ($1.1 billion net of noncontrolling interests) at December 31, 2019.

Available-for-Sale Securities

Average AFS securities were $12.6 billion for the fourth quarter of 2019 compared to $10.6 billion for the third quarter of 2019. Period-end AFS securities were $14.0 billion at December 31, 2019 compared to $12.9 billion at September 30, 2019. The increases in average and period-end AFS security balances from the third quarter of 2019 to the fourth quarter of 2019 were due to purchases of $2.0 billion of U.S. Treasury securities and agency-issued commercial mortgage backed securities, partially offset by $0.9 billion in portfolio pay downs and maturities. The weighted-average duration of our AFS securities portfolio was 3.9 years at December 31, 2019 and 3.2 years at September 30, 2019.

Held-to-Maturity Securities

Average HTM securities were $14.0 billion for the fourth quarter of 2019, compared to $14.5 billion for the third quarter of 2019. Period-end HTM securities were $13.8 billion at December 31, 2019 compared to $14.4 billion at September 30, 2019. The decreases in average and period-end HTM security balances from the third quarter of 2019 to the fourth quarter of 2019 were due primarily to $0.6 billion in portfolio pay downs and maturities. The weighted-average duration of our HTM securities portfolio was 3.9 years at December 31, 2019 and 3.6 years at September 30, 2019.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio increased $63.7 million to $1.2 billion ($1.1 billion net of noncontrolling interests) at December 31, 2019, compared to $1.2 billion ($1.0 billion net of noncontrolling interests) at September 30, 2019. The increase was primarily attributable to net new investments within our qualified housing projects portfolio of $39.4 million and net gains on investment securities of $28.1 million, partially offset by distributions from our fund investments. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $2.2 billion to $32.0 billion for the fourth quarter of 2019, compared to $29.8 billion for the third quarter of 2019. Period-end loans (net of unearned income) increased by $2.1 billion to $33.2 billion at December 31, 2019, compared to $31.1 billion at September 30, 2019. Average and period-end loan growth came primarily from our private equity/venture capital portfolio as well as from our private bank and software portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased to $17.8 billion or 53.4 percent of total gross loans at December 31, 2019, as compared to $16.4 billion or 52.6 percent of total gross loans at September 30, 2019. Further details are provided under the section “Loan Concentrations."
Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended			Year ended
(Dollars in thousands, except ratios)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Allowance for loan losses, beginning balance	$304,410	$301,888	$285,713	$280,903	$255,024
Provision for loan losses	13,229	35,985	10,204	94,183	84,292
Gross loan charge-offs	(20,348)	(36,820)	(19,697)	(92,603)	(67,917)
Loan recoveries	5,905	3,888	5,758	21,038	11,636
Foreign currency translation adjustments	1,728	(531)	(1,075)	1,403	(2,132)
Allowance for loan losses, ending balance	$304,924	$304,410	$280,903	$304,924	$280,903
Allowance for unfunded credit commitments, beginning balance	63,108	62,664	51,808	55,183	51,770
Provision for unfunded credit commitments	4,154	551	3,440	12,233	3,578
Foreign currency translation adjustments	394	(107)	(65)	240	(165)
Allowance for unfunded credit commitments, ending balance (1)	$67,656	$63,108	$55,183	$67,656	$55,183
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.16%	0.46%	0.14%	0.28%	0.30%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.25	0.49	0.28	0.31	0.26
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.18	0.44	0.20	0.24	0.22
Allowance for loan losses as a percentage of period-end total gross loans	0.91	0.97	0.99	0.91	0.99
Provision for credit losses	$17,383	$36,536	$13,644	$106,416	$87,870
Period-end total gross loans	33,327,704	31,229,003	28,511,312	33,327,704	28,511,312
Average total gross loans	32,166,620	29,979,522	27,646,940	30,077,343	25,790,949
Allowance for loan losses for nonaccrual loans	44,859	53,728	37,941	44,859	37,941
Nonaccrual loans	102,669	104,045	94,142	102,669	94,142

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses increased $0.5 million to $304.9 million at December 31, 2019, compared to $304.4 million at September 30, 2019, due primarily to an increase in our performing loan reserves of $9.4 million offset partially by a decrease in reserves for nonaccrual loans of $8.9 million. The increase in our performing reserves was due primarily to period-end loan growth of $2.1 billion. As a percentage of total gross loans, our allowance for loan losses decreased six basis points to 0.91 percent at December 31, 2019, compared to 0.97 percent at September 30, 2019. The six basis point decrease was driven primarily by a four basis point decrease in the reserves for nonaccrual loans as a percentage of gross loans and a two basis point decrease in the qualitative component of our performing loan reserves as a percentage of gross loans reflective of the continued shift in the mix in our loan portfolio to our large, high credit quality private equity/venture capital loans during the quarter.

Our provision for credit losses was $17.4 million for the fourth quarter of 2019, consisting of the following:

•
A provision for loan losses of $13.2 million, driven primarily by $16.3 million in additional reserves for period-end loan growth and $12.6 million for charge-offs not specifically reserved for, offset partially by a decrease of $7.1 million for the qualitative component of our performing loans as described above and by recoveries of $5.9 million, and

•	A provision for unfunded credit commitments of $4.2 million, driven primarily by growth in unfunded credit commitments of $1.9 billion.
Gross loan charge-offs were $20.3 million for the fourth quarter of 2019, of which $12.6 million was not specifically reserved for at September 30, 2019. Gross loan charge-offs were primarily driven by a $4.5 million charge-off for one early-stage hardware portfolio client, $4.6 million for two software clients and $2.3 million for one later-stage life sciences/healthcare client. The remaining charge-offs came primarily from our early-stage and mid-stage clients.

Nonaccrual loans were $102.7 million at December 31, 2019, compared to $104.0 million at September 30, 2019. Our nonaccrual loan balance decreased $1.3 million primarily driven by $7.7 million in charge-offs and $15.5 million in repayments, mostly offset by $21.9 million in new nonaccrual loans. Charge-offs were primarily driven by $4.2 million for two life sciences/healthcare clients, $2.0 million for one hardware client and $1.4 million for one software/internet client. The $15.5 million in repayments were primarily driven by our early-stage clients. New nonaccrual loans were primarily driven by $7.7 million for one mid-stage software client and $5.0 million for one later-stage life sciences/healthcare client. Nonaccrual loans as a percentage of total gross loans decreased to 0.31 percent for the fourth quarter of 2019 compared to 0.34 percent for the third quarter of 2019.

The allowance for loan losses for nonaccrual loans decreased $8.9 million to $44.9 million in the fourth quarter of 2019. The decrease was due primarily to $7.7 million in charge-offs and $8.3 million in repayments, offset mostly by $7.1 million in new nonaccrual loans as noted above.
CECL Adoption
Effective January 1, 2020, we will adopt the new accounting standard update (ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments) ("ASU 2016-13" or "CECL"), which amends the incurred loss impairment methodology with a methodology that reflects a current expected credit loss measurement to estimate the allowance for credit losses over the contractual life of the financial assets.

Utilizing our loan and unfunded credit commitment portfolio composition at December 31, 2019 and the current economic environment, we currently estimate the day one combined impact of CECL on our allowance for loan losses and allowance for unfunded credit commitments to be an increase (on a pre-tax basis) of approximately $40 million to $60 million upon adoption of CECL on January 1, 2020 or approximately 11% to 16% of our total combined allowance compared to our reported amount at December 31, 2019. Additionally, based on the credit quality of our existing debt securities portfolio at December 31, 2019, we currently estimate the day one impact of CECL on our allowance for our HTM municipal bond portfolio to be approximately $0.2 million (on a pre-tax basis). The final amounts will be determined and recognized as a day one cumulative adjustment to equity on an after tax basis as of January 1, 2020.
Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $156.8 billion for the fourth quarter of 2019, compared to $150.1 billion for the third quarter of 2019, an increase of $6.8 billion, or 4.5 percent. Period-end total client funds were $161.0 billion at December 31, 2019, compared to $156.0 billion at September 30, 2019, an increase of $4.9 billion, or 3.2 percent.

Average off-balance sheet client investment funds were $96.6 billion for the fourth quarter of 2019, compared to $92.8 billion for the third quarter of 2019. Average on-balance sheet deposits were $60.2 billion for the fourth quarter of 2019 and $57.2 billion for the third quarter of 2019. Period-end off-balance sheet client investment funds were $99.2 billion at December 31, 2019, compared to $96.5 billion at September 30, 2019. Period-end on-balance sheet deposits were $61.8 billion at December 31, 2019, compared to $59.5 billion at September 30, 2019.

The increases in our average and period-end total client funds from the third quarter of 2019 to the fourth quarter of 2019 were reflective of growth in both on-balance sheet deposits and off-balance sheet client investment funds across all portfolio segments. The leading contributor was our technology client portfolio attributable primarily to a healthy equity funding environment and exit markets for our clients, as well as continued new client acquisition.
In addition, we saw a continued shift in the mix of our on-balance sheet deposits with growth in our interest-bearing deposits reflective of our deposit growth initiatives and continued strong liquidity of our clients. Average noninterest-bearing demand deposits as a percentage of total average on-balance sheet deposits decreased to 66 percent for the fourth quarter of 2019, compared to 68 percent in the third quarter of 2019, with a corresponding increase in average interest-bearing deposits to 34 percent, compared to 32 percent.
Long-term Debt
On December 20, 2019, we redeemed in full the outstanding aggregate principal amount of our $350.0 million 5.375% Senior Notes due 2020 at a redemption price of $358.4 million. The amount paid in excess of the principal amount of the Notes represented a $9.0 million premium due to holders upon early redemption and was recorded as a loss in other noninterest income. The redemption of the Notes was funded, in part, by our issuance of depositary shares representing an ownership interest in shares of Series A Preferred Stock, as described under the section “Preferred Stock” below.
Noninterest Income

Noninterest income was $313.3 million for the fourth quarter of 2019, compared to $294.0 million for the third quarter of 2019. Non-GAAP noninterest income, net of noncontrolling interests, was $301.3 million for the fourth quarter of 2019, compared to $279.4 million for the third quarter of 2019. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The increase of $19.3 million ($21.9 million net of noncontrolling interests) in noninterest income from the third quarter of 2019 to the fourth quarter of 2019 was attributable primarily to higher investment banking revenue and non-GAAP core fee income, partially offset by a decrease in gains from our equity warrant assets. Items impacting noninterest income for the fourth quarter of 2019 were as follows:

Net gains on investment securities
Net gains on investment securities were $28.1 million for the fourth quarter of 2019, compared to $29.8 million for the third quarter of 2019. Net of noncontrolling interests, non-GAAP net gains on investment securities were $16.3 million for the fourth quarter of 2019, compared to net gains of $15.2 million for the third quarter of 2019. Non-GAAP net gains, net of noncontrolling interests, of $16.3 million for the fourth quarter of 2019 were driven by the following:

•
Gains of $7.3 million from our managed funds of funds portfolio, related primarily to net unrealized valuation increases in the private and public company investments held by the funds in the portfolio,

•	Gains of $6.8 million from our public equity securities investments, primarily driven by unrealized gains driven by increases in value of public equity securities held, and

•	Gains of $2.8 million from our strategic and other investments, comprised primarily of net unrealized valuation increases in companies held in our strategic venture capital funds.

The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended December 31, 2019 and September 30, 2019, respectively:

	Three months ended December 31, 2019
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$14,152	$4,847	$6,829	$118	$2,753	$(604)	$28,095
Less: income attributable to noncontrolling interests, including carried interest allocation	6,814	4,549	—	—	—	464	11,827
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$7,338	$298	$6,829	$118	$2,753	$(1,068)	$16,268

	Three months ended September 30, 2019
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$22,223	$9,668	$(11,488)	$187	$8,035	$1,224	$29,849
Less: income attributable to noncontrolling interests, including carried interest allocation	9,676	4,138	—	—	—	826	14,640
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$12,547	$5,530	$(11,488)	$187	$8,035	$398	$15,209

Net gains on equity warrant assets

Net gains on equity warrant assets were $30.9 million for the fourth quarter of 2019, compared to $37.6 million for the third quarter of 2019. Net gains on equity warrant assets for the fourth quarter of 2019 were attributable primarily to $18.0 million of valuation increases in our private company warrant portfolio and net gains from exercises of $13.2 million driven by healthy gains from IPO and M&A activity.

At December 31, 2019, we held warrants in 2,268 companies with a total fair value of $165.5 million. Warrants in 20 companies each had fair values greater than $1.0 million and collectively represented $57.6 million, or 34.8 percent, of the fair value of the total warrant portfolio at December 31, 2019.
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Equity warrant assets:
Gains on exercises, net	$13,228	$30,047	$5,102	$107,168	$58,186
Terminations	(410)	(481)	(2,860)	(3,502)	(5,964)
Changes in fair value, net	18,047	7,995	14,507	34,412	36,920
Total net gains on equity warrant assets	$30,865	$37,561	$16,749	$138,078	$89,142
The gains (or losses) from investment securities from our non-marketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including, among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity and legal and contractual restrictions on our ability to sell the underlying securities.

Non-GAAP core fee income including investment banking revenue and commissions
Non-GAAP core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees) increased $5.9 million to $168.1 million for the fourth quarter of 2019, compared to $162.2 million for the third quarter of 2019. Non-GAAP core fee income including investment banking revenue and commissions increased $28.8 million to $241.8 million for the fourth quarter of 2019, compared to $213.0 million for the third quarter of 2019.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Non-GAAP core fee income:
Client investment fees	$45,163	$46,679	$41,768	$182,068	$130,360
Foreign exchange fees	42,399	40,309	38,252	159,262	138,812
Credit card fees	32,288	30,158	25,333	118,719	94,072
Deposit service charges	23,704	22,482	20,016	89,200	76,097
Lending related fees	13,063	11,707	11,011	49,920	41,949
Letters of credit and standby letters of credit fees	11,464	10,842	9,662	42,669	34,600
Total Non-GAAP core fee income	$168,081	$162,177	$146,042	$641,838	$515,890
Investment banking revenue	58,172	38,516	—	195,177	—
Commissions	15,534	12,275	—	56,346	—
Total Non-GAAP core fee income including investment banking revenue and commissions	$241,787	$212,968	$146,042	$893,361	$515,890

Non-GAAP core fee income increased from the third quarter of 2019 to the fourth quarter of 2019 reflective of an increase across a majority of our core fee income areas led primarily by increases in credit card fees and foreign exchange fees. Credit card fees increased $2.1 million due primarily to an increase in net interchange fees. Foreign exchange fees increased $2.1 million driven by increased trade volumes due to continued increase in the number of clients actively managing currency exposures.
Non-GAAP core fee income including investment banking revenue and commissions increased from the third quarter of 2019 to the fourth quarter of 2019 primarily due to an increase in investment banking revenue attributable to an increase in the levels of exit activity in the life science/healthcare IPO market during the fourth quarter of 2019. Investment banking revenue was $58.2 million, driven by $43.9 million from public equity underwriting fees and $15.1 million from M&A transactions for the fourth quarter of 2019.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $460.8 million for the fourth quarter of 2019, compared to $391.3 million for the third quarter of 2019. The increase of $69.5 million in noninterest expense consisted primarily of an increase in our compensation and benefits expense, professional services expense and other noninterest expense in the fourth quarter of 2019 compared to the third quarter of 2019.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Year ended
(Dollars in thousands, except employees)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Compensation and benefits:
Salaries and wages	$120,028	$109,473	$90,139	$436,500	$324,971
Incentive compensation plans	87,590	59,602	50,478	288,073	200,871
Employee stock ownership plan ("ESOP")	1,066	884	1,438	4,197	6,435
Other employee incentives and benefits (1)	65,977	63,881	41,727	260,964	194,703
Total compensation and benefits	$274,661	$233,840	$183,782	$989,734	$726,980
Period-end full-time equivalent employees	3,564	3,460	2,900	3,564	2,900
Average full-time equivalent employees	3,522	3,413	2,873	3,362	2,685

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant incentive and retention plans, agency fees and other employee-related expenses.

The $40.8 million increase in total compensation and benefits expense consists primarily of the following:

•
An increase of $28.0 million in incentive compensation plans expense attributable primarily to a $20.6 million increase in SVB Leerink incentive plan expense as a result of a strong fourth quarter performance as compared to the third quarter and an increase in SVB incentive plan expense reflective of our strong 2019 full year performance, and

•
An increase of $10.6 million in salaries and wages due primarily to higher nonrecurring compensation costs of $9.9 million incurred during the fourth quarter, with the remaining increase reflective of the increase in average full-time equivalent employees ("FTE") by 109 to 3,522 FTEs.

The increase in professional services expense of $17.3 million, of which $3.4 million was due to nonrecurring costs related to software impairment, was reflective primarily of increased consulting fees during the fourth quarter of 2019 associated with planned increased project spend to support our global digital banking, and continued global infrastructure, initiatives.
The $13.4 million increase in other noninterest expense includes an increase of $5.8 million related to year-end corporate and employee match donations and advertising costs.
Income Tax Expense
Our effective tax rate was 26.4 percent for the fourth quarter of 2019, compared to 28.2 percent for the third quarter of 2019. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests. Our effective tax rate for the full year 2019 was 27.2 percent compared to 26.5 percent for the full year 2018.
The decrease in our effective tax rate for the fourth quarter of 2019 was primarily due to benefits recognized for return-to-provision adjustments on our state tax returns and an increase in excess tax benefits from share-based compensation reflective primarily of a higher number of stock options exercised during the fourth quarter.
The increase in our effective tax rate for the full year 2019 is primarily due to a decrease in excess tax benefits from share-based compensation driven by a decrease in the number of stock options exercised during 2019 due to the decline in the stock price from the record highs during 2018.
Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net interest income (1)	$(31)	$(14)	$(1)	$(72)	$(30)
Noninterest income (1)	(704)	(4,910)	(2,215)	(20,290)	(22,342)
Noninterest expense (1)	143	145	173	835	522
Carried interest allocation (2)	(11,368)	(9,658)	(6,624)	(28,334)	(15,658)
Net income attributable to noncontrolling interests	$(11,960)	$(14,437)	$(8,667)	$(47,861)	$(37,508)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $12.0 million for the fourth quarter of 2019, compared to $14.4 million for the third quarter of 2019. Net income attributable to noncontrolling interests of $12.0 million for the fourth quarter of 2019 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds of funds and our managed direct venture funds portfolios, related primarily to net unrealized valuation increases for private and public company investments held by the funds in the portfolios.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.6 billion to $6.5 billion at December 31, 2019, compared to $5.9 billion at September 30, 2019, primarily due to net income of $262.9 million and an increase in capital of $340.1 million related to the issuance of preferred stock during the fourth quarter of 2019.
Preferred Stock
On December 9, 2019, SVB Financial Group issued depositary shares representing an ownership interest in 350,000 shares of Series A Preferred Stock with $0.001 par value and liquidation preference of $1,000 per share, or $25 per depositary share, with each depositary share representing a 1/40th ownership interest in a share of the preferred stock. The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of SVB Financial Group. Dividends are approved by the Board of Directors and, if declared, are payable quarterly, in arrears, at a rate per annum equal to 5.25 percent.

As of December 31, 2019, there were 350,000 shares issued and outstanding of Series A Preferred Stock, which had a carrying value of $340.1 million and liquidation preference of $350 million.

Stock Repurchase Programs
On October 24, 2019, our Board of Directors authorized a stock repurchase program that enables us to repurchase up to $350 million of our outstanding common stock. At December 31, 2019, no shares were purchased under the stock repurchase program.
Capital Ratios

Our regulatory risk-based capital ratios and tier 1 leverage ratio increased for SVB Financial Group as of December 31, 2019, compared to the same ratios as of September 30, 2019. The increase in capital ratios is primarily a result of an increase in capital due to net income and our Series A Preferred Stock issuance. The increases were partially offset by an increase in risk-weighted assets and average assets driven primarily by robust loan growth during the fourth quarter of 2019.
Our regulatory risk-based capital ratios and tier 1 leverage ratio decreased for Silicon Valley Bank (the "Bank") as of December 31, 2019, compared to the same ratios as of September 30, 2019. The decrease in capital ratios was driven by the increase in risk-weighted assets driven by loan growth during the fourth quarter of 2019, partially offset by the increase in capital due to net income. Overall, decreases to the Bank's risk-based capital ratios were inclusive of a $100.0 million cash dividend paid by the Bank to our bank holding company, SVB Financial Group, during the fourth quarter of 2019.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Outlook for the Year Ending December 31, 2020

Our outlook for the year ending December 31, 2020 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2020, compared to our full year 2019 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected impact of the July 31, 2019, September 18, 2019 and October 30, 2019 decreases of the target Federal Funds rate by the Federal Reserve of 25 basis points each as well as the decreases in the 1- and 3- month LIBOR rates through December 31, 2019, and no assumptions about any further Federal Funds or LIBOR rate changes during 2020, and (ii) management updates to preliminary 2020 outlook for selected items previously disclosed on October 24, 2019.)

Current full year 2020 outlook compared to 2019 results (as of January 23, 2020)
Average loan balances	Increase at a percentage rate in the low teens
Average deposit balances	Increase at a percentage rate in the mid-teens
Net interest income (1)	Increase at a percentage rate in the low single digits
Net interest margin (1)	Between 3.10% and 3.20%
Allowance for loan losses as a percentage of total gross loans (2)	Between 0.95% and 1.05%
Net loan charge-offs	Between 0.20% and 0.40% of average total gross loans
Nonperforming loans as a percentage of total gross loans	Between 0.30% and 0.50% of total gross loans
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (3)	Increase at a percentage rate in the low double digits
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) including investment banking revenue and commissions (3) (6)
Increase at a percentage rate in the high single digits
Noninterest expense (excluding expenses related to noncontrolling interests) including SVB Leerink's noninterest expenses (4) (5) (6)	Increase at a percentage rate in the high single digits
Effective tax rate (7)	Between 26% and 28%

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)	Assumes stable economic conditions throughout the year ended December 31, 2020.

(3)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2020 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2020 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(5)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(6)	Investment banking revenue, commissions and noninterest expense consists of revenue and expenses attributable entirely to SVB Leerink.

(7)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, SVB Financial Group's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the sections “CECL Adoption” and “Outlook for the Year Ending December 31, 2020,” we make forward-looking statements discussing management’s expectations for 2020 about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; accounting impact; and financial results (and the components of such results), including the performance results of SVB Leerink for certain quarters in, and for the full year 2020.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
market and economic conditions (including the general condition of the capital and equity markets, and IPO, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, January 23, 2020, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended December 31, 2019. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation number "49249172". A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, January 23, 2020, through 9:59 p.m. (Pacific Time) on Saturday, February 22, 2020 and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode "49249172#". A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on January 23, 2020.

About SVB Financial Group

For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.

SVB Financial Group is the holding company for all business units and groups © 2020 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share data)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income:
Loans	$396,698	$394,246	$378,756	$1,599,165	$1,358,480
Investment securities:
Taxable	158,083	149,656	137,903	568,851	541,605
Non-taxable	11,961	11,123	11,110	44,952	34,616
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	21,993	28,867	15,128	96,440	35,208
Total interest income	588,735	583,892	542,897	2,309,408	1,969,909
Interest expense:
Deposits	47,509	55,106	10,897	177,672	29,306
Borrowings	7,558	8,142	17,540	35,135	46,615
Total interest expense	55,067	63,248	28,437	212,807	75,921
Net interest income	533,668	520,644	514,460	2,096,601	1,893,988
Provision for credit losses	17,383	36,536	13,644	106,416	87,870
Net interest income after provision for credit losses	516,285	484,108	500,816	1,990,185	1,806,118
Noninterest income:
Gains on investment securities, net	28,095	29,849	10,729	134,670	88,094
Gains on equity warrant assets, net	30,865	37,561	16,749	138,078	89,142
Client investment fees	45,163	46,679	41,768	182,068	130,360
Foreign exchange fees	42,399	40,309	38,252	159,262	138,812
Credit card fees	32,288	30,158	25,333	118,719	94,072
Deposit service charges	23,704	22,482	20,016	89,200	76,097
Lending related fees	13,063	11,707	11,011	49,920	41,949
Letters of credit and standby letters of credit fees	11,464	10,842	9,662	42,669	34,600
Investment banking revenue	58,172	38,516	—	195,177	—
Commissions	15,534	12,275	—	56,346	—
Other	12,597	13,631	13,187	55,370	51,858
Total noninterest income	313,344	294,009	186,707	1,221,479	744,984
Noninterest expense:
Compensation and benefits	274,661	233,840	183,782	989,734	726,980
Professional services	72,461	55,202	46,755	205,479	158,835
Premises and equipment	24,384	26,775	20,342	96,770	77,918
Net occupancy	19,563	16,981	14,155	69,279	54,753
Business development and travel	16,997	19,539	12,182	68,912	48,180
FDIC and state assessments	5,166	4,881	4,970	18,509	34,276
Other	47,520	34,106	25,406	152,579	87,251
Total noninterest expense	460,752	391,324	307,592	1,601,262	1,188,193
Income before income tax expense	368,877	386,793	379,931	1,610,402	1,362,909
Income tax expense	94,061	105,075	105,000	425,685	351,561
Net income before noncontrolling interests	274,816	281,718	274,931	1,184,717	1,011,348
Net income attributable to noncontrolling interests	(11,960)	(14,437)	(8,667)	(47,861)	(37,508)
Net income available to common stockholders	$262,856	$267,281	$266,264	$1,136,856	$973,840
Earnings per common share—basic	$5.10	$5.19	$5.01	$21.90	$18.35
Earnings per common share—diluted	5.06	5.15	4.96	21.73	18.11
Weighted average common shares outstanding—basic	51,587,074	51,544,807	53,125,046	51,914,703	53,077,952
Weighted average common shares outstanding—diluted	51,959,250	51,858,470	53,684,512	52,310,657	53,771,457

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	December 31, 2019	September 30, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$6,781,783	$6,946,196	$3,571,539
Available-for-sale securities, at fair value (cost $13,894,348, $12,699,542 and $7,862,311, respectively)	14,014,919	12,866,857	7,790,043
Held-to-maturity securities, at cost (fair value $14,115,272, $14,698,802 and $15,188,236, respectively)	13,842,946	14,407,078	15,487,442
Non-marketable and other equity securities	1,213,829	1,150,094	941,104
Investment securities	29,071,694	28,424,029	24,218,589
Loans, net of unearned income	33,164,636	31,063,994	28,338,280
Allowance for loan losses	(304,924)	(304,410)	(280,903)
Net loans	32,859,712	30,759,584	28,057,377
Premises and equipment, net of accumulated depreciation and amortization	161,876	146,713	129,213
Goodwill	137,823	137,823	—
Other intangible assets, net	49,417	52,288	—
Lease right-of-use assets	197,365	178,532	—
Accrued interest receivable and other assets	1,745,233	1,586,068	951,261
Total assets	$71,004,903	$68,231,233	$56,927,979
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$40,841,570	$40,480,610	$39,103,422
Interest-bearing deposits	20,916,237	19,062,264	10,225,478
Total deposits	61,757,807	59,542,874	49,328,900
Short-term borrowings	17,430	18,898	631,412
Lease liabilities	218,847	192,543	—
Other liabilities	2,041,752	1,731,222	1,006,359
Long-term debt	347,987	697,227	696,465
Total liabilities	64,383,823	62,182,764	51,663,136
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 350,000 shares issued and outstanding	340,138	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 51,655,607 shares, 51,555,831 shares and 52,586,498 shares issued and outstanding, respectively	52	52	53
Additional paid-in capital	1,470,071	1,441,730	1,378,438
Retained earnings	4,575,601	4,312,745	3,791,838
Accumulated other comprehensive income (loss)	84,445	136,153	(54,120)
Total SVBFG stockholders’ equity	6,470,307	5,890,680	5,116,209
Noncontrolling interests	150,773	157,789	148,634
Total equity	6,621,080	6,048,469	5,264,843
Total liabilities and total equity	$71,004,903	$68,231,233	$56,927,979

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	December 31, 2019			September 30, 2019			December 31, 2018
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$6,631,397	$21,993	1.32%	$7,193,195	$28,867	1.59%	$3,666,985	$15,128	1.64%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,640,467	74,759	2.35	10,600,449	62,121	2.32	8,793,665	43,854	1.98
Held-to-maturity securities:
Taxable	12,256,986	83,324	2.70	12,922,438	87,535	2.69	14,114,704	94,049	2.64
Non-taxable (3)	1,766,043	15,141	3.40	1,612,067	14,080	3.47	1,576,415	14,062	3.54
Total loans, net of unearned income (4) (5)	32,008,949	396,698	4.92	29,822,426	394,246	5.24	27,476,960	378,756	5.47
Total interest-earning assets	65,303,842	591,915	3.59	62,150,575	586,849	3.74	55,628,729	545,849	3.89
Cash and due from banks	706,943			590,391			434,140
Allowance for loan losses	(317,621)			(308,609)			(289,573)
Other assets (6)	3,445,826			2,895,391			1,819,019
Total assets	$69,138,990			$65,327,748			$57,592,315
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$519,209	$107	0.08%	$470,601	$102	0.09%	$598,077	$125	0.08%
Money market deposits	17,223,290	40,651	0.94	15,805,507	49,169	1.23	7,121,750	10,054	0.56
Money market deposits in foreign offices	231,874	21	0.04	115,590	12	0.04	148,222	16	0.04
Time deposits	161,871	481	1.18	157,218	590	1.49	71,498	39	0.22
Sweep deposits in foreign offices	2,413,564	6,249	1.03	1,539,869	5,233	1.35	1,040,761	663	0.25
Total interest-bearing deposits	20,549,808	47,509	0.92	18,088,785	55,106	1.21	8,980,308	10,897	0.48
Short-term borrowings	18,770	73	1.54	22,045	119	2.14	1,579,983	9,527	2.39
3.50% Senior Notes	347,929	3,151	3.59	347,841	3,150	3.59	347,583	3,147	3.59
5.375% Senior Notes	303,807	4,334	5.66	349,216	4,873	5.54	348,719	4,866	5.54
Total interest-bearing liabilities	21,220,314	55,067	1.03	18,807,887	63,248	1.33	11,256,593	28,437	1.00
Portion of noninterest-bearing funding sources	44,083,528			43,342,688			44,372,136
Total funding sources	65,303,842	55,067	0.33	62,150,575	63,248	0.40	55,628,729	28,437	0.20
Noninterest-bearing funding sources:
Demand deposits	39,627,690			39,146,184			40,106,861
Other liabilities	1,948,720			1,417,659			955,635
SVBFG stockholders’ equity	6,123,601			5,802,907			5,127,271
Noncontrolling interests	218,665			153,111			145,955
Portion used to fund interest-earning assets	(44,083,528)			(43,342,688)			(44,372,136)
Total liabilities and total equity	$69,138,990			$65,327,748			$57,592,315
Net interest income and margin		$536,848	3.26%		$523,601	3.34%		$517,412	3.69%
Total deposits	$60,177,498			$57,234,969			$49,087,169
Average SVBFG stockholders’ equity as a percentage of average assets			8.86%			8.88%			8.90%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,180)			(2,957)			(2,952)
Net interest income, as reported		$533,668			$520,644			$514,460

(1)
Includes average interest-earning deposits in other financial institutions of $1.0 billion, $1.1 billion and $0.6 billion; and $4.6 billion, $5.1 billion and $2.3 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $47.4 million, $39.4 million and $35.8 million for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

(6)
Average investment securities of $1.3 billion, $1.2 billion and $0.8 billion for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Year ended
	December 31, 2019			December 31, 2018
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$5,932,146	$96,440	1.63%	$2,820,883	$35,208	1.25%
Investment securities: (2)
Available-for-sale securities:
Taxable	9,597,712	217,650	2.27	9,789,211	185,120	1.89
Held-to-maturity securities:
Taxable	13,041,160	351,201	2.69	13,727,745	356,485	2.60
Non-taxable (3)	1,631,182	56,901	3.49	1,270,101	43,817	3.45
Total loans, net of unearned income (4) (5)	29,916,207	1,599,165	5.35	25,630,520	1,358,480	5.30
Total interest-earning assets	60,118,407	2,321,357	3.86	53,238,460	1,979,110	3.71
Cash and due from banks	592,196			480,900
Allowance for loan losses	(306,800)			(282,489)
Other assets (6)	2,807,827			1,792,189
Total assets	$63,211,630			$55,229,060
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$498,606	$424	0.09%	$583,295	$463	0.08%
Money market deposits	13,721,076	152,901	1.11	6,609,873	27,713	0.42
Money market deposits in foreign offices	164,693	64	0.04	192,128	76	0.04
Time deposits	111,806	1,271	1.14	62,570	111	0.18
Sweep deposits in foreign offices	1,777,299	23,012	1.29	994,360	943	0.09
Total interest-bearing deposits	16,273,480	177,672	1.09	8,442,226	29,306	0.35
Short-term borrowings	144,545	3,592	2.49	643,886	14,579	2.26
3.50% Senior Notes	347,799	12,598	3.62	347,458	12,586	3.62
5.375% Senior Notes	337,646	18,945	5.61	348,480	19,450	5.58
Total interest-bearing liabilities	17,103,470	212,807	1.24	9,782,050	75,921	0.78
Portion of noninterest-bearing funding sources	43,014,937			43,456,410
Total funding sources	60,118,407	212,807	0.35	53,238,460	75,921	0.14
Noninterest-bearing funding sources:
Demand deposits	38,783,470			39,633,118
Other liabilities	1,483,737			937,199
SVBFG stockholders’ equity	5,674,531			4,734,417
Noncontrolling interests	166,422			142,276
Portion used to fund interest-earning assets	(43,014,937)			(43,456,410)
Total liabilities and total equity	$63,211,630			$55,229,060
Net interest income and margin		$2,108,550	3.51%		$1,903,189	3.57%
Total deposits	$55,056,950			$48,075,344
Average SVBFG stockholders’ equity as a percentage of average assets			8.98%			8.57%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(11,949)			(9,201)
Net interest income, as reported		$2,096,601			$1,893,988

(1)
Includes average interest-earning deposits in other financial institutions of $0.9 billion and $0.8 billion for the years ended December 31, 2019 and 2018. The balance also includes $4.1 billion and $1.6 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the years ended December 31, 2019 and 2018, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $167.6 million and $136.6 million for the years ended December 31, 2019 and 2018, respectively.

(6)
Average investment securities of $1.1 billion and $773 million for the years ended December 31, 2019 and 2018, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Weighted average common shares outstanding—basic	51,587	51,545	53,125	51,915	53,078
Effect of dilutive securities:
Stock options and employee stock purchase plan	203	203	302	227	377
Restricted stock units	169	110	258	169	317
Total effect of dilutive securities	372	313	560	396	694
Weighted average common shares outstanding—diluted	51,959	51,858	53,685	52,311	53,772
SVB Financial and Bank Capital Ratios

	December 31, 2019	September 30, 2019	December 31, 2018
SVB Financial:
CET 1 risk-based capital ratio	12.64%	12.71%	13.41%
Tier 1 risk-based capital ratio	13.50	12.86	13.58
Total risk-based capital ratio	14.30	13.70	14.45
Tier 1 leverage ratio	9.06	8.64	9.06
Tangible common equity to tangible assets ratio (1)	8.39	8.38	8.99
Tangible common equity to risk-weighted assets ratio (1)	12.82	13.04	13.28
Silicon Valley Bank:
CET 1 risk-based capital ratio	11.18%	11.48%	12.41%
Tier 1 risk-based capital ratio	11.18	11.48	12.41
Total risk-based capital ratio	12.02	12.36	13.32
Tier 1 leverage ratio	7.30	7.48	8.10
Tangible common equity to tangible assets ratio (1)	7.24	7.36	8.13
Tangible common equity to risk-weighted assets ratio (1)	11.37	11.82	12.28

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	December 31, 2019	September 30, 2019	December 31, 2018
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software/internet	$2,417,895	$2,320,065	$2,255,601
Hardware	581,811	668,093	604,954
Private equity/venture capital	13,088,661	11,894,626	10,147,715
Life science/healthcare	1,081,897	1,062,852	1,065,060
Premium wine (1)	87,380	60,680	74,235
Other	33,749	56,856	70,904
Total commercial loans	17,291,393	16,063,172	14,218,469
Real estate secured loans:
Premium wine (1)	203,698	139,218	106,132
Consumer (2)	102,681	32,750	—
Other	—	—	—
Total real estate secured loans	306,379	171,968	106,132
Construction loans	48,251	44,040	—
Consumer loans (2)	156,860	148,261	165,519
Total loans individually equal to or greater than $20 million	$17,802,883	$16,427,441	$14,490,120
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software/internet	$3,886,283	$3,747,602	$3,954,377
Hardware	761,958	699,799	640,846
Private equity/venture capital	4,728,729	4,415,459	3,970,417
Life science/healthcare	1,330,716	1,384,341	1,396,016
Premium wine	180,359	174,104	175,081
Other	412,731	343,631	275,843
Total commercial loans	11,300,776	10,764,936	10,412,580
Real estate secured loans:
Premium wine	618,139	611,086	605,105
Consumer	3,180,764	2,979,296	2,609,645
Other	38,997	39,455	40,627
Total real estate secured loans	3,837,900	3,629,837	3,255,377
Construction loans	52,727	73,613	98,034
Consumer loans	333,418	333,176	255,201
Total loans individually less than $20 million	$15,524,821	$14,801,562	$14,021,192
Total gross loans	$33,327,704	$31,229,003	$28,511,312
Loans individually equal to or greater than $20 million as a percentage of total gross loans	53.4%	52.6%	50.8%
Total clients with loans individually equal to or greater than $20 million	397	388	361
Loans individually equal to or greater than $20 million on nonaccrual status	$37,294	$37,294	$27,455

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	December 31, 2019	September 30, 2019	December 31, 2018
Gross nonaccrual, past due and restructured loans:
Nonaccrual loans	$102,669	$104,045	$94,142
Loans past due 90 days or more still accruing interest	365	864	1,964
Total nonperforming loans	103,034	104,909	96,106
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$103,034	$104,909	$96,106
Nonperforming loans as a percentage of total gross loans	0.31%	0.34%	0.34%
Nonperforming assets as a percentage of total assets	0.15	0.15	0.17
Allowance for loan losses	$304,924	$304,410	$280,903
As a percentage of total gross loans	0.91%	0.97%	0.99%
As a percentage of total gross nonperforming loans	295.95	290.17	292.28
Allowance for loan losses for nonaccrual loans	$44,859	$53,728	$37,941
As a percentage of total gross loans	0.13%	0.17%	0.13%
As a percentage of total gross nonperforming loans	43.54	51.21	39.48
Allowance for loan losses for total gross performing loans	$260,065	$250,682	$242,962
As a percentage of total gross loans	0.78%	0.80%	0.85%
As a percentage of total gross performing loans	0.78	0.81	0.86
Total gross loans	$33,327,704	$31,229,003	$28,511,312
Total gross performing loans	33,224,670	31,124,094	28,415,206
Allowance for unfunded credit commitments (1)	67,656	63,108	55,183
As a percentage of total unfunded credit commitments	0.28%	0.28%	0.29%
Total unfunded credit commitments (2)	$24,163,172	$22,274,418	$18,913,021

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Sweep money market funds	$42,526	$40,321	$38,075	$40,667	$32,232
Client investment assets under management (2)	44,641	42,834	38,334	41,887	34,754
Repurchase agreements	9,476	9,670	8,630	9,079	8,086
Total average client investment funds	$96,643	$92,825	$85,039	$91,633	$75,072

Period-end Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Sweep money market funds	$43,226	$42,022	$40,008	$40,686	$38,348
Client investment assets under management (2)	46,904	44,886	41,614	39,376	39,214
Repurchase agreements	9,062	9,564	9,873	8,120	8,422
Total period-end client investment funds	$99,192	$96,472	$91,495	$88,182	$85,984

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP core fee income including investment banking revenue and commissions, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities, equity warrant assets and income and expenses related to SVB Leerink, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Non-GAAP core fee income including investment banking revenue and commissions — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our investment banking revenue and commissions, and includes client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets, investment banking revenue, commissions and other noninterest income items.

•
Non-GAAP core operating efficiency ratio — This ratio excludes income and expenses related to SVB Leerink and certain financial items where performance is typically subject to market or other conditions beyond our control. It is calculated by dividing noninterest expense after adjusting for noninterest expense attributable to SVB Leerink by total revenue after adjusting for net interest income attributable to SVB Leerink, net gains or losses on investment securities and equity warrant assets, investment banking revenue and commissions. Additionally, noninterest expense and total revenue are adjusted for income or losses and expenses attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis. This ratio is used by management to evaluate the operating efficiency of our core banking business.

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended					Year ended
Non-GAAP core fee income including investment banking revenue and commissions and non-GAAP core fee income (Dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP noninterest income	$313,344	$294,009	$333,750	$280,376	$186,707	$1,221,479	$744,984
Less: gains on investment securities, net	28,095	29,849	47,698	29,028	10,729	134,670	88,094
Less: net gains on equity warrant assets	30,865	37,561	48,347	21,305	16,749	138,078	89,142
Less: other noninterest income	12,597	13,631	17,245	11,897	13,187	55,370	51,858
Non-GAAP core fee income including investment banking revenue and commissions	$241,787	$212,968	$220,460	$218,146	$146,042	$893,361	$515,890
Less: investment banking revenue	58,172	38,516	48,694	49,795	—	195,177	—
Less: commissions	15,534	12,275	14,429	14,108	—	56,346	—
Non-GAAP core fee income	$168,081	$162,177	$157,337	$154,243	$146,042	$641,838	$515,890

	Three months ended					Year ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP net gains on investment securities	$28,095	$29,849	$47,698	$29,028	$10,729	$134,670	$88,094
Less: income attributable to noncontrolling interests, including carried interest allocation	11,827	14,640	18,598	3,436	8,965	48,501	38,183
Non-GAAP net gains on investment securities, net of noncontrolling interests	$16,268	$15,209	$29,100	$25,592	$1,764	$86,169	$49,911

	Three months ended					Year ended
Non-GAAP core operating efficiency ratio (Dollars in thousands, except ratios)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP noninterest expense	$460,752	$391,324	$383,522	$365,664	$307,592	$1,601,262	$1,188,193
Less: expense attributable to noncontrolling interests	143	145	168	379	173	835	522
Non-GAAP noninterest expense, net of noncontrolling interests	460,609	391,179	383,354	365,285	307,419	1,600,427	1,187,671
Less: expense attributable to SVB Leerink	75,002	55,200	61,935	60,540	—	252,677	—
Non-GAAP noninterest expense, net of noncontrolling interests and SVB Leerink	$385,607	$335,979	$321,419	$304,745	$307,419	$1,347,750	$1,187,671

GAAP net interest income	$533,668	$520,644	$529,403	$512,886	$514,460	$2,096,601	$1,893,988
Adjustments for taxable equivalent basis	3,180	2,957	2,905	2,907	2,952	11,949	9,201
Non-GAAP taxable equivalent net interest income	536,848	523,601	532,308	515,793	517,412	2,108,550	1,903,189
Less: income attributable to noncontrolling interests	31	14	16	11	1	72	30
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	536,817	523,587	532,292	515,782	517,411	2,108,478	1,903,159
Less: net interest income attributable to SVB Leerink	291	277	242	442	—	1,252	—
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests and SVB Leerink	$536,526	$523,310	$532,050	$515,340	$517,411	$2,107,226	$1,903,159

GAAP noninterest income	$313,344	$294,009	$333,750	$280,376	$186,707	$1,221,479	$744,984
Less: income attributable to noncontrolling interests, including carried interest allocation	12,072	14,568	18,736	3,248	8,839	48,624	38,000
Non-GAAP noninterest income, net of noncontrolling interests	301,272	279,441	315,014	277,128	177,868	1,172,855	706,984
Less: Non-GAAP net gains on investment securities, net of noncontrolling interests	16,268	15,209	29,100	25,592	1,764	86,169	49,911
Less: net gains on equity warrant assets	30,865	37,561	48,347	21,305	16,749	138,078	89,142
Less: investment banking revenue	58,172	38,516	48,694	49,795	—	195,177	—
Less: commissions	15,534	12,275	14,429	14,108	—	56,346	—
Non-GAAP noninterest income, net of noncontrolling interests and net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$180,433	$175,880	$174,444	$166,328	$159,355	$697,085	$567,931

GAAP total revenue	$847,012	$814,653	$863,153	$793,262	$701,167	$3,318,080	$2,638,972
Non-GAAP taxable equivalent revenue, net of noncontrolling interests, SVB Leerink, net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$716,959	$699,190	$706,494	$681,668	$676,766	$2,804,311	$2,471,090

GAAP operating efficiency ratio	54.40%	48.04%	44.43%	46.10%	43.87%	48.26%	45.02%
Non-GAAP core operating efficiency ratio	53.78	48.05	45.49	44.71	45.42	48.06	48.06

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
GAAP non-marketable and other equity securities	$1,213,829	$1,150,094	$1,079,749	$974,979	$941,104
Less: amounts attributable to noncontrolling interests	148,806	142,182	148,270	134,130	134,962
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$1,065,023	$1,007,912	$931,479	$840,849	$806,142

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
GAAP SVBFG stockholders’ equity	$6,470,307	$5,890,680	$5,554,043	$5,342,773	$5,116,209
Less: preferred stock	340,138	—	—	—	—
Less: intangible assets	187,240	190,111	192,981	193,219	—
Tangible common equity	$5,942,929	$5,700,569	$5,361,062	$5,149,554	$5,116,209
GAAP total assets	$71,004,903	$68,231,233	$63,773,739	$60,160,285	$56,927,979
Less: intangible assets	187,240	190,111	192,981	193,219	—
Tangible assets	$70,817,663	$68,041,122	$63,580,758	$59,967,066	$56,927,979
Risk-weighted assets	$46,358,878	$43,712,495	$40,843,334	$40,048,892	$38,527,853
Tangible common equity to tangible assets	8.39%	8.38%	8.43%	8.59%	8.99%
Tangible common equity to risk-weighted assets	12.82	13.04	13.13	12.86	13.28

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Tangible common equity	$5,034,095	$4,918,767	$4,936,520	$4,696,564	$4,554,814
Tangible assets	$69,563,817	$66,824,088	$62,380,814	$58,774,326	$56,047,134
Risk-weighted assets	$44,283,544	$41,597,959	$38,821,244	$38,132,316	$37,104,080
Tangible common equity to tangible assets	7.24%	7.36%	7.91%	7.99%	8.13%
Tangible common equity to risk-weighted assets	11.37	11.82	12.72	12.32	12.28